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                                                                      Exhibit 12


Computation of Ratio of Earnings to Fixed Charges
(amounts in millions, except ratios)

                                                                                  Three Months              Year
                                                                                     Ended                 Ended
                                                                                   March 31,            December 31,
                                                                                     2003                   2002
                                                                             ---------------------    ----------------
Income (loss) before income taxes, minority interests, equity   income
     and extraordinary item                                                                $  3.0           $ (204.8)
Add (deduct) earnings of less than 50% owned affiliates (net of
     distributed earnings) included in pretax income                                            0                   0
Add losses of less than 50% owned affiliates included in pretax
     income                                                                                     0                   0
Add fixed charges, net of capitalized interest                                               24.9                81.2
Add previously capitalized interest amortized during the period                               0.2                 0.6
                                                                             ---------------------    ----------------
Earnings                                                                                   $ 28.1           $ (123.0)
Gross interest expense including capitalized interest plus
    amortization of capitalized fees (fixed charges)                                         24.9                86.4
Ratio of earnings to fixed charges                                                            1.1              -- (a)


(a) - Earnings were inadequate to cover fixed charges by $209.4 million.